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AEP INDUSTRIES SELECTS KPMG AS INDEPENDENT ACCOUNTANTS

South Hackensack, NJ
July 17, 2002

        AEP Industries Inc. (NASDAQ): (AEPI, the "Company") today reported that its Board of Directors approved the dismissal of Arthur Andersen LLP and selected KPMG LLP as the Company's independent public accountants for the fiscal year ending October 31, 2002.

        The Board acted upon the unanimous recommendation of its audit committee, which had reviewed the qualifications of KPMG and other accounting firms. Earlier in the year, the Company said it was engaged in the review of developments concerning Arthur Andersen and was closely tracking the uncertainties surrounding the firm.

        "While we have received an excellent level of service from Arthur Andersen's Roseland, New Jersey office and its other offices in the audits of our Company and its subsidiaries, the uncertainties facing Arthur Andersen and the need to have a new independent accounting firm in place to prepare for the audit of our October 31, 2002, financial statements, led us to conclude that this action is in the best interest of the Company at this time," said Paul M. Feeney, Executive Vice President, Finance and Chief Financial Officer of the Company. "KPMG has shown our Board and Management that it has the depth of experience and knowledge as well as high qualified people to dedicate to our account worldwide. The transition to KPMG will begin immediately."

        The choice of independent public accountants was not the result of any disagreement between the Company and Arthur Andersen on matters of accounting principals or practices, financial statement disclosures or auditing scope or procedure.